Press Release	Source: Fortis Enterprises

Fortis Announces Retention of Digital Niche Marketing L.L.C.

Wednesday May 19, 4:05 pm ET

WINTER PARK, Fla.--(BUSINESS WIRE)--May 19, 2004--Fortis Enterprises (OTCBB: FRTE-News) announced today that the Company has signed an agreement with a Panama City, Florida based consulting firm, Digital Niche Marketing, L.L.C., which specializes in online and offline result oriented, direct response marketing and sales design.

Digital Niche Marketing, L.L.C. has agreed to assist Fortis Enterprises in developing a highly focused and targeted marketing strategy to be implemented within each newly acquired firm, directly in line with Fortis' overall corporate vision of acquiring individually owned commercial and residential restoration service companies. The Company's strategy is aimed at raising the operating revenue of each newly acquired firm while seamlessly integrating each newly acquired organization into one overall streamlined and efficiently run business.

This highly aggressive marketing system will be initially designed around the Company's previously announced acquisition in Northern Florida and then refined over the upcoming four to six months. The Company then intends on replicating the marketing system as a rollout plan with each sequential acquisition as an efficient means of implementation.

Kerry Farrar, President of Digital Niche Marketing, L.L.C. stated, "We look forward to assisting Fortis Enterprises in designing, implementing, and monitoring the results of their marketing strategy, propelling the growth of each newly acquired business, and thus the overall growth of the publicly held company. We believe that Fortis' business strategy of targeting and acquiring already profitable, well managed restoration businesses, operating within a relatively fractured and segmented industry, and bringing all these businesses together with greater efficiencies and economies of scale, is indeed, an extremely sound formula for success."

Farrar further stated, "We believe we can add even greater value to this successful formula, and our intent will be to integrate each new acquisition into one smooth and efficiently operated Company, and utilizing proven marketing strategies, create a much larger flow of revenues Corporately than each smaller firm could produce on its own from a collective standpoint. Effectively, helping Fortis to increase revenues exponentially within each operating unit. A simple sounding goal, with hopefully very powerful results."

About Digital Niche Marketing, L.L.C.

Digital Niche Marketing, L.L.C. is a private limited liability company based in Panama City, Florida that specializes in consulting for small to mid-sized businesses, start-up companies, and Initial Public Offerings (IPO's) in planning, designing, implementation and result monitoring of direct response marketing, utilizing both online (internet) and offline strategies. More information is available about Digital Niche Marketing, L.L.C. at http://www.digitalnichemarketing.com.

About Fortis Enterprises -- Fortis Enterprises is a publicly traded company on the Over-the-Counter Bulletin Board under the symbol FRTE. The Company is presently a development stage company that intends to capitalize upon the niche market opportunities within the commercial and residential restoration service markets. More information is available about Fortis Enterprises at http://www.fortisenterprises.com.

Fortis Enterprises does not have any relationship with, nor the approval of, Fortis (NL) N.V. Corporation, Fortis, Inc., or any of their affiliates.

For up to date corporate information about Fortis Enterprises, contact Stephen W. Carnes at 407-435-3959. E-mail: info@fortisenterprises.com.

This press release contains certain "forward-looking" statements, as defined in the United States Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance an d other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, benefits of the engagement of Digital Niche Marketing, L.L.C., the Company's ability to execute its business strategy, the Company's ability to consummate and complete acquisitions, the Company's access to future capital, the successful integration of acquired companies, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors that may be identified from time to time in the Company's public announcements. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Fortis Enterprises, Winter Park

Stephen W. Carnes, 407/435-3959

E-mail: info@fortisenterprises.com

Source: Fortis Enterprises